Exhibit 4.2

QUOTIENT LIMITED

RESTRICTED STOCK UNIT AWARD AGREEMENT

AGREEMENT by and between Quotient Limited, a public no par value limited liability company incorporated in Jersey, Channel Islands (the “Company”) and [            ] (the “Grantee”), dated as of the [            ] (the “Award Date”).

WHEREAS, the Company maintains the Quotient Limited 2014 Stock Incentive Plan (the “Plan”) (capitalized terms used but not defined herein shall have the respective meanings ascribed thereto by the Plan);

WHEREAS, under the Plan, the Company may from time to time issue awards of Restricted Stock Units (“RSUs”) to individuals and persons who provide services to, among others, the Company and certain of its affiliates;

WHEREAS, RSUs awarded hereunder are granted as an “inducement” award under NASDAQ Marketplace Rules outside of the Plan; and;

WHEREAS, in connection with the Grantee’s becoming the Chief Executive Officer of the Company, the Administrator has determined that it is in the best interests of the Company and its Shareholders to grant RSUs to the Grantee subject to the terms and conditions set forth below.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Grant of RSUs.

The Company hereby grants the Grantee [    ] RSUs. The RSUs are subject to the terms and conditions of this Agreement. Although the RSUs and Ordinary Shares issuable upon settlement of the RSUs are not issued pursuant to the Plan, the terms of the RSUs granted hereunder shall be governed in all respects as if issued under the Plan as currently in effect and as may be amended hereafter from time to time. It is understood that the RSUs granted hereunder are not being granted pursuant to the Plan; provided, however, that, unless inconsistent with the express terms of this Agreement, this Agreement shall be construed and administered in a manner consistent with the provisions of the Plan as if granted pursuant thereto, the terms of which are incorporated herein by reference (including, without limitation, any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan, which shall be deemed to apply to the RSUs granted hereunder without any further action of the Committee, unless expressly provided otherwise by the Committee). The Committee shall have final authority to interpret and construe the Plan’s terms as they are incorporated herein by reference and deemed to apply to the RSUs granted hereunder, and this Agreement, and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Grantee and the Grantee’s beneficiary in respect of any questions arising under the Plan as incorporated by reference herein or this Agreement. The Grantee acknowledges that the Grantee has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan as incorporated by reference herein. For the avoidance of doubt, neither the RSUs granted hereunder nor any Ordinary Shares issued upon settlement of such RSUs shall reduce the number of Ordinary Shares available for issuance pursuant to awards granted under the Plan. Where the context permits, references to the Company shall include any successor to the Company.

2. Restrictions.

(a) Subject to the Grantee remaining in continuous employment with the Company through the Vesting Date, the percentage of the Grantee’s RSUs granted hereunder that shall become vested upon the Vesting Date shall be determined based on the level of the Company’s revenue with respect to the Company’s 2024 fiscal year (“Fiscal Year 2024 Revenue”), as determined by the Committee, as follows:

[Revenue-based performance targets set by the remuneration committee of the board of directors.]

In the event the Fiscal Year 2024 Revenue of the Company, as determined by the Committee, falls between Threshold and Maximum achievement as set forth in the above table, the percentage of the Grantee’s RSUs granted hereunder that shall vest on the Vesting Date shall be determined by using straight line linear interpolation. In no event shall the Grantee vest in more than 150% of the RSUs granted hereunder.

(b) Subject to clause 2(c) below and except as otherwise set forth under Section 9.1 of the Optionee’s employment agreement with the Company, upon the Grantee’s Termination of Service for any reason prior to the Vesting Date, all RSUs which have not vested pursuant to Paragraph 5 hereof shall, with no further action, be forfeited by the Grantee, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such RSUs.

(c) For purposes of this Agreement, a “Termination of Service” shall mean the time when the employee-employer relationship or directorship, or other service relationship, between the Grantee and the Company (or an Affiliated Company) is terminated for any reason, with or without Cause, including, but not limited to, any termination by resignation, discharge, death or retirement. The Administrator, in its absolute discretion, shall determine the effects of all matters and questions relating to Termination of Service, including, but not limited to, the question of whether any Termination of Service was for Cause and all questions of whether particular leaves of absence constitute Terminations of Service. For this purpose, the service relationship shall be treated as continuing intact while the Grantee is on military leave, sick leave or other bona fide leave of absence (to be determined in the discretion of the Administrator).

3. Voting and Other Rights.

The Grantee shall have no rights of a Shareholder (including the right to distributions or dividends), and will not be treated as an owner of Shares for tax purposes, except with respect to Ordinary Shares that have been issued.

4. Settlement.

Each vested and outstanding RSU shall be settled in one Ordinary Share on the Vesting Date (either by delivering one or more certificates for such Ordinary Share or by entering such Ordinary Share in book-entry form, as determined by the Company in its discretion). Such issuance shall constitute payment of the RSUs. References herein to issuances to the Grantee shall include issuances to any beneficial owner or other person to whom (or to which) the Ordinary Shares are issued. The Company’s obligation to issue Ordinary Shares or otherwise make any payment with respect to vested RSUs is subject to the condition precedent that the Grantee or other person entitled under the terms of the Plan as incorporated by reference herein to receive any Ordinary Shares with respect to the vested RSUs deliver to the Company any representations or other documents or assurances required pursuant to Paragraph 6(k). The Grantee shall have no further rights with respect to any RSUs that are paid or that terminate pursuant to Paragraph 2. For the avoidance of doubt, to the extent the terms of this Paragraph 4 conflict with any terms of the Plan as incorporated by reference herein relating to the settlement of RSUs, the terms of this Paragraph 4 shall govern.

5. Definitions.

(a) ”Vesting Date” means the third anniversary of the Award Date.

6. Miscellaneous.

(a) In the event of any change in the Company’s outstanding Shares by reason of any stock dividend, split, spinoff, recapitalization or other similar change, the terms (including each applicable Target Price) and the number of any outstanding RSUs (and the Shares represented by such RSUs) shall be equitably adjusted by the Administrator in its discretion to the extent the Administrator determines that such adjustment is necessary to preserve the benefit, including the economic value, of this Agreement for the Grantee and the Company.

(b) Nothing in this Agreement confers any rights or interests other than as herein provided. With respect to this Agreement, (i) the RSUs are bookkeeping entries, (ii) the obligations of the Company under this Agreement are unsecured and constitute a commitment by the Company to make benefit payments in the future, (iii) to the extent that any person acquires a right to receive payments from the Company under this Agreement , such right shall be no greater than the right of any general unsecured creditor of the Company, (iv) all payments under this Agreement (including distributions of Ordinary Shares) shall be paid from the general funds of the Company and (v) no special or separate fund shall be established or other segregation of assets made to assure such payments (except that the Company may in its discretion establish a bookkeeping reserve to meet its obligations under this Agreement ). The RSUs shall be used solely as a device for the determination of the payment to eventually be made to the Grantee with respect to vested RSUs. The award of RSUs is intended to be an arrangement that is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

(c) Governing Law. This Agreement shall be governed b the laws of Jersey without reference to the principles of conflicts of law.

(d) The Administrator may construe and interpret this Agreement and establish, amend and revoke such rules, regulations and procedures for the administration of this Agreement as it deems appropriate. In this connection, the Administrator may correct any defect or supply any omission, or reconcile any inconsistency in this Agreement or in any related agreements, in the manner and to the extent it shall deem necessary or expedient to make this Agreement fully effective. All decisions and determinations by the Administrator in the exercise of this power shall be final and binding upon the Company and the Grantee.

(e) All notices hereunder shall be in writing, and if to the Company or the Administrator, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to the Grantee, shall be delivered personally, sent by facsimile transmission or mailed to the Grantee at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Paragraph 6(e).

(f) The failure of the Grantee or the Company to insist upon strict compliance with any provision of this Agreement, or to assert any right the Grantee or the Company, respectively, may have under this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g) The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

(h) Notwithstanding anything to the contrary contained in this Agreement, to the extent that the Board determines that this Agreement or the RSU is subject to Section 409A or Section 457A of the Code and fails to comply with the requirements of Section 409A or Section 457A of the Code, the Board reserves the right (without any obligation to do so or to indemnify the Grantee for failure to do so), without the consent of the Grantee, to amend or terminate this Agreement and/or amend, restructure, terminate or replace the RSU in order to cause the RSU to either not be subject to Section 409A or Section 457A of the Code or to comply with the applicable provisions of such section.

(i) The terms of this Agreement shall be binding upon the Grantee and upon the Grantee’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest and upon the Company and its successors and assignees, subject to the terms of the Plan as incorporated by reference herein.

(j) Unless otherwise permitted in the sole discretion of the Administrator, (i) neither this Agreement nor any rights granted herein shall be assignable by the Grantee, and (ii) no purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any RSUs or Ordinary Shares by any holder thereof in violation of the provisions of this Agreement or the terms of the Plan as incorporated by reference herein will be valid, and the Company will not transfer any of said RSUs or Ordinary Shares on its books nor will any Ordinary Shares be entitled to vote, nor will any distributions be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

(k) The Grantee hereby agrees to perform all acts, and to execute and deliver any documents, that may be reasonably necessary to carry out the provisions of this Agreement, including but not limited to all acts and documents related to compliance with securities, tax and other applicable laws and regulations.

(l) The Grantee hereby represents and agrees that the Grantee is not acquiring the RSUs or the Ordinary Shares with a view to distribution thereof.

(m) Nothing in this Agreement shall confer on the Grantee any right to continue in the employ or other service of the Company or any Affiliated Company or interfere in any way with the right of the Company or any Affiliated Company and its Shareholders to terminate the Grantee’s employment or other service at any time. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or service as provided in this Agreement or under the Plan.

(n) This Agreement and the terms of the Plan as incorporated by reference herein contain the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

(o) This Agreement may be executed in any number of counterparts, including via facsimile, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

(p) Except as otherwise provided hereunder, no amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the day and year first above written.

QUOTIENT LIMITED

By:
Name:	[ ]
Title:	[ ]

[ ]